EXHIBIT 5

                                                     May 12, 1997

The Vincam Group, Inc.
2850 Douglas Road
Coral Gables, Florida  33134

Ladies and Gentlemen:

         We have acted as counsel to The Vincam Group, Inc. (the "Corporation") in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the "Registration Statement"). The Registration Statement relates to the offer and sale, if any, of up to 156,000 shares of common stock, par value $.001 per share, of the Corporation (the "Offered Shares") by certain stockholders of the Corporation listed in the Registration Statement.

         In connection therewith, we have examined the Corporation's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion. We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, and such other legal authority in Florida as we have deemed relevant.

         Based upon and subject to the foregoing, we are of the opinion that the Offered Shares are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us in the Prospectus contained therein under the caption "Legal Matters."

                                            Very truly yours,

                                            STEEL HECTOR & DAVIS LLP